Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT REPORTS SECOND QUARTER 2007 RESULTS

HSD Penetration Reaches 26.3%

Verizon Wireline Merger in Maine, New Hampshire and Vermont Remains on Track

Company Reiterates Full Year Financial and Operational Guidance

CHARLOTTE, N.C. (August 9, 2007) — FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”), a leading provider of communications services to rural and small urban communities across the country, today announced its financial results for the second quarter ended June 30, 2007.

•                  Revenues for the second quarter of 2007 increased $5.7 million, or 8.9% over the second quarter of 2006.  Excluding the impact of operations acquired in the last twelve months, revenues increased 1.6%, compared with the second quarter of 2006.

•                  Adjusted EBITDA (as defined herein) for the second quarter of 2007 was $29.9 million, compared with $33.2 million for the same period last year.  The decrease in Adjusted EBITDA is principally due to a $2.1 million reduction in distributions from investments due to the sale of the Company’s investment in Orange County-Poughkeepsie Limited Partnership in April 2007.

•                  Earnings per share on a fully diluted basis for the second quarter of 2007 were $0.88, compared with earnings per share on a fully diluted basis of $0.43 in the second quarter of 2006.  The increase in earnings per share is principally the result of gains realized on the sale of investments during the second quarter of 2007.

“As we enter the second half of 2007, we remain focused on our existing systems, while simultaneously preparing for the future regarding our merger with Verizon’s wireline operations in Maine, New Hampshire and Vermont,” said Gene Johnson, Chairman & CEO of FairPoint. “Our results today demonstrate this focus both financially and operationally, as our revenue results are strong, costs remain in-line and our ability to continue paying a consistent dividend is maintained. We continue to realize gains in our broadband penetration and overall broadband availability, while our total access line equivalents increased from the previous quarter, even as we completed our billing integration ahead of schedule and under budget.”

Mr. Johnson, concluded, “We are also making strong progress in northern New England, where we have already begun announcing our detailed plans to connect the region to a brighter future. As part of the proposed merger, we have made significant financial investments and announced our broadband strategy in Vermont and New Hampshire, as well as our plans to fill over 675 new positions. We have also strengthened our senior management team, including the recent promotion of Peter Nixon from COO to President. All of this is helping to ensure that we position FairPoint for future growth and continued financial and operational success. Simply put, we have the people, the infrastructure, and the product offerings in place to allow us to remain one of the leading telecom operators serving rural and small urban communities throughout the U.S.”

Results for the three month period ended June 30, 2007

Operating Revenues

Consolidated revenues for the three months ended June 30, 2007 were $69.9 million, an increase of $5.7 million or 8.9%, compared with the three months ended June 30, 2006.  Operations acquired in the last twelve months accounted for approximately $4.7 million of the increase in total revenues.  Excluding the impact of operations acquired in the previous twelve months, revenues increased approximately $1.0 million, or 1.6%, compared with the second quarter of the prior year.  Items contributing to the increase in revenues were increases in long distance revenue of $1.8 million, data and internet service revenue of $0.8 million, intrastate access revenue of $0.4 million and interstate access revenue of $0.2 million.  These increases were partially offset by decreases in other revenue of $0.7 million, universal service fund revenue of $0.7 million and local service revenue of $0.8 million.

Operating Expenses

Operating expenses (excluding depreciation and amortization) increased to $51.6 million compared to $36.3 million in the second quarter of 2006. Excluding the impact of operations acquired in the last twelve months, operating expenses increased $13.1 million. The primary drivers of this increase were merger related expenses of $8.3 million and increases in operating taxes of $1.6 million (principally related to the sale of the Company’s investment in Orange County-Poughkeepsie Limited Partnership), network operating and toll expenses of $0.9 million, cost of goods sold of $0.6 million (principally related to high speed data (“HSD”) and long distance services), operating insurance expenses of $0.2 million and audit and tax services of $0.2 million.

Also included in operating expenses are costs associated with stock based compensation which are non-cash expenses.  Total stock based compensation expenses for the three months ended June 30, 2007 and June 30, 2006 were $1.2 million and $0.7 million, respectively.  Depreciation and amortization expense decreased $1.0 million compared to the same period in 2006.

Net Income and Earnings per Share

Net income increased $15.7 million compared to the second quarter of 2006 resulting in net income of $30.8 million for the three months ended June 30, 2007.  This increase was primarily driven by the gain on the sale of investments, partially offset by an increase in expenses, as discussed above.  The Company reported earnings per share on a fully diluted basis of $0.88 for the three months ended June 30, 2007, compared with earnings per share on a fully diluted basis of $0.43 for the same period in 2006.

Net Cash Provided by Operating Activities from Continuing Operations

Net cash provided by operating activities from continuing operations for the six months ended June 30, 2007 was $24.3 million, a decrease of $22.9 million compared with the six months ended June 30, 2006.   The primary driver of this decrease in net cash provided by operating activities from continuing operations was the $16.0 million of merger related expenses incurred during the six months ended June 30, 2007.  The remaining decrease is due to other changes in current assets and liabilities.

Adjusted EBITDA and Cash Available for Dividends

Adjusted EBITDA for the three months ended June 30, 2007 was $29.9 million, compared with Adjusted EBITDA of $33.2 million for the same period in the prior year.  The decrease in Adjusted EBITDA is principally due to a $2.1 million reduction in distributions from investments.  The Company incurred expenses of $8.3 million in the second quarter of 2007 related to the pending merger with Verizon’s wireline operations in Maine, Vermont and New Hampshire.  The Company’s credit facility allows these expenses to be added back to calculate Adjusted EBITDA.  Cash Available for Dividends (as defined herein) of $12.1 million was generated during the three months ended June 30, 2007.  Cash Available for Dividends for the three months ended June 30, 2007 was down from the $14.2 million generated in the three months ended March 31, 2007 principally because of higher capital expenditures and a $2.1 million reduction in distributions from investments.

Operational highlights

•                  Total HSD subscribers increased by 3,318 in the second quarter of 2007 to 65,132 at June 30, 2007.

•                  HSD penetration increased to 26.3% of voice access lines at June 30, 2007 compared to 21.2% at June 30, 2006.

•                  HSD average revenue per subscriber (“ARPU”) was $40.28 for the second quarter of 2007, consistent with previous quarters.

•                  Interstate long distance penetration at June 30, 2007 increased to 52.4% of voice access lines compared to 46.8% at June 30, 2006, primarily as a result of the Company’s continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

•                  Total access line equivalents were 312,494 as of June 30, 2007, representing an increase of more than 2,314 lines or 0.8% from March 31, 2007.  Total access line equivalents as of June 30, 2007 increased 6.4% compared with June 30, 2006 and decreased 0.2% compared with June 30, 2006 including only lines owned for the full year.

•                  Voice access lines, excluding lines acquired in the last twelve months, as of June 30, 2007 decreased 4.1% compared to June 30, 2006.

Access Line Equivalents

	6/30/2007	3/31/2007	6/30/2006	% change 6/30/07 to 6/30/06
Access lines owned for full year(1):
Voice access lines	232,139	232,900	242,176	(4.1)%
HSD subscribers	60,942	57,820	51,427	18.5%
Subtotal: Access line equivalents	293,081	290,720	293,603	(0.2)%

Access lines acquired or disposed of during the last twelve months(1)(2):
Voice access lines	15,223	15,466	—	N/A
HSD subscribers	4,190	3,994	—	N/A
Subtotal: Access line equivalents	19,413	19,460	—	N/A

Total access line equivalents	312,494	310,180	293,603	6.4%

(1)             In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies.  Historically, these access lines have not been included in the Company’s access line and subscriber counts.  CLEC lines have been included in the line counts for all periods above for comparison purposes.

(2)             Represents voice access lines and HSD subscribers for companies owned less than twelve months.  The Company completed the acquisition of the assets of Cass County Telephone Company Limited Partnership in the third quarter of 2006, the acquisition of Unite Communications Systems, Inc. in the third quarter of 2006 and the acquisition of The Germantown Independent Telephone Company in the fourth quarter of 2006.  The Company sold the operations of a subsidiary, Fremont Broadband, LLC, during the second quarter of 2006.

Cash Available for Dividends

The Company’s credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Cumulative Cash Available for Dividends that accumulates from April 1, 2005 through the end of the Company’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of June 30, 2007, was the quarter ended March 31, 2007).  Under this covenant, as of June 30, 2007, the Company had Cumulative Cash Available for Dividends of $45.5 million, from which it paid a dividend on July 17, 2007 of $13.9 million, resulting in a carryover of $31.6 million of Cumulative Cash Available for Dividends.  In addition to this $31.6 million carryover, based on the Company’s financial performance through June 30, 2007 as described in this earnings release, the Company generated an additional $12.1 million of Cash Available for Dividends and as a result expects to have $43.6 million of Cumulative Cash Available for Dividends from which to declare and pay its next dividend.  Cash Available for Dividends corresponds to the term “Available Cash” in the Company’s credit facility and Cumulative Cash Available for Dividends corresponds to the term “Cumulative Distributable Cash” in the Company’s credit facility.

2007 Outlook

For the full year, FairPoint continues to anticipate revenues of $281 to $284 million. FairPoint continues to expect Adjusted EBITDA for the full year to be $123 to $125 million. Expected full year capital expenditures for 2007 remain unchanged at approximately $29 to $31 million, excluding expenditures related to the merger.

The Company estimates that capital expenditures in the third quarter of 2007, excluding merger related expenditures, will be approximately $9 to $11 million.  In addition, the Company expects cash interest expense for the third quarter of 2007 will be approximately $9.7 to $9.9 million.

The Company continues to expect cash capital expenditures related to the merger to be approximately $84 million in 2007 (before applying the Verizon reimbursement).  As previously disclosed, prior to closing the merger, the Company expects to spend approximately $95 to $110 million on infrastructure and network systems integration and planning.  The Company’s accounting treatment of these expenditures may cause the financial statement impact of these expenditures to be different than the cash flow impact.

Merger Information and Update

The Company announced on January 16, 2007 that it had signed definitive agreements with Verizon Communications Inc. that will result in Verizon establishing separate entities for its local exchange and related business assets in Maine, New Hampshire and Vermont, spinning off the capital stock of the parent of those new entities to Verizon’s stockholders, and merging it with and into FairPoint.  FairPoint and Verizon are working to complete the merger as quickly as possible after receipt of applicable regulatory approvals.  If the merger is approved by FairPoint’s stockholders at its annual meeting on August 22, 2007 and regulatory approvals are timely received, FairPoint expects to complete the merger in January 2008.  For additional information on the merger and related agreements, please refer to the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on January 19, 2007,April 23, 2007, June 28, 2007 and July 9, 2007 and the Company’s definitive proxy statement dated July 16, 2007.

The regulatory approval process is proceeding. The Company has submitted testimony, has answered data requests and is preparing rebuttal testimony. Settlement conferences with certain interveners are underway.  Hearings before the New Hampshire and Maine Public Utilities Commissions and the Vermont Public Service Board are expected to occur in September and October.  There can be no assurances regulatory approval will be received or received on a satisfactory and timely basis.

Merger Integration Update

•                  Verizon delivered final Verizon Cutover Plan to FairPoint

•                  FairPoint delivered final FairPoint Cutover Preparation Tasks to Verizon

•                  Hardware and software for the major systems deployed in a development environment

•                  The major systems are functional and integrated for basic transactions

•                  Facilities for the temporary Data Center completed in New Hampshire

•                  Organizational structure completed / 675 new positions announced in Maine, New Hampshire and Vermont

•                  Completed and announced broadband expansion/upgrade plans for Vermont and New Hampshire

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its second quarter results at 8:30 a.m. EDT on August 9, 2007.  Participants should call (888) 253-4456 (US/Canada) or (706) 643-3201 (International) and request the FairPoint Communications second quarter earnings call.  A telephonic replay will be available for anyone unable to participate in the live call.  To access the replay, call (800) 642-1687 and enter the confirmation code 10287254.  The recording will be available from Thursday, August 9, 2007 at 1:00 p.m. (EDT) through Thursday, August 16, 2007 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section.  An online replay will be available beginning at 1:00 p.m. (EDT) on August 9, 2007 and will remain available for one year.  During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint’s business and financial matters.  The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA (as defined herein), Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP.  In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies.  For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint’s credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility, or result in FairPoint’s inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint’s ability to pay dividends on its common stock.  However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  FairPoint’s management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s quarterly report to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate communications companies that set the standard of excellence for the delivery of service to rural and small urban communities.  Today, FairPoint owns and operates 30 local exchange companies located in 18 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions.  Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  FairPoint’s results for the quarter ended June 30, 2007 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such period.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Rob Thompson, (704) 227-3633; rjthompson@fairpoint.com

# # #

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
	(unaudited)
	(Dollars in thousands)
Assets
Current assets:
Cash	$29,226	$3,805
Current receivables, net	42,583	28,533
Other current assets	14,381	13,184
Deferred income tax, net	4,590	33,648
Total current assets	90,780	79,170

Property, plant, and equipment, net	245,188	246,264
Investments	6,379	12,057
Goodwill	499,215	499,184
Deferred income tax, net	41,240	23,830
Deferred charges and other assets	26,253	24,725
Total assets	$909,055	$885,230

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,127	$14,337
Dividends payable	13,957	13,908
Current portion of long-term debt	734	714
Demand notes payable	308	312
Accrued interest payable	636	560
Other accrued liabilities	22,567	16,017
Liabilities of discontinued operations	476	486
Total current liabilities	68,805	46,334

Long-term liabilities:
Long-term debt, net of current portion	603,081	607,272
Deferred credits and other long-term liabilities	6,913	6,897
Total long-term liabilities	609,994	614,169

Minority interest	8	8

Stockholders’ equity:
Common stock	353	352
Additional paid-in capital	504,344	530,536
Accumulated deficit	(280,799)	(311,545)
Accumulated other comprehensive income, net	6,350	5,376
Total stockholders’ equity	230,248	224,719
Total liabilities and stockholders’ equity	$909,055	$885,230

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars in thousands)		(Dollars in thousands)

Revenues	$69,897	$64,196	$139,569	$128,987
Operating expenses:
Operating expenses, excluding depreciation and amortization	51,606	36,275	100,870	71,880
Depreciation and amortization	12,342	13,352	25,249	26,987
Total operating expenses	63,948	49,627	126,119	98,867
Income from operations	5,949	14,569	13,450	30,120
Other income (expense):
Net gain on sale of investments and other assets	46,585	14,277	46,827	14,225
Interest and dividend income	433	2,587	511	2,927
Interest expense	(9,976)	(9,792)	(20,008)	(19,545)
Equity in net earnings of investees	1,994	3,079	4,569	6,365
Total other income (expense)	39,036	10,151	31,899	3,972
Income before income taxes	44,985	24,720	45,349	34,092
Income tax expense	(14,205)	(9,645)	(14,602)	(13,297)
Minority interest	(1)	(1)	(1)	(1)
Net income	$30,779	$15,074	$30,746	$20,794

Weighted average shares outstanding:
Basic	34,765	34,649	34,718	34,601
Diluted	34,949	34,683	34,947	34,665

Earnings per share:
Basic	$0.89	$0.44	$0.89	$0.60
Diluted	$0.88	$0.43	$0.88	$0.60

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended
	June 30,
	2007	2006
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$30,746	$20,794
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Deferred income taxes	12,671	11,873
Amortization of debt issue costs	775	825
Depreciation and amortization	25,249	26,987
Minority interest in income of subsidiaries	1	1
Income from equity method investments	(4,569)	(6,365)
Net gain on sale of investments and other assets	(46,827)	(14,225)
Other non cash items	2,006	668
Changes in assets and liabilities arising from operations:
Accounts receivable and other current assets	(14,168)	6,472
Accounts payable and other accrued liabilities	21,927	118
Income taxes	(2,417)	234
Other assets/liabilities	(1,052)	(130)
Total adjustments	(6,404)	26,458
Net cash provided by operating activities of continuing operations	24,342	47,252
Cash flows from investing activities of continuing operations:
Net capital additions	(23,575)	(17,536)
Distributions from investments	2,610	5,740
Net proceeds from sales of investments and other assets	54,644	43,358
Other, net	(10)	(111)
Net cash provided by investing activities of continuing operations	33,669	31,451
Cash flows from financing activities of continuing operations:
Loan origination costs	(626)	—
Proceeds from issuance of long-term debt	63,320	26,450
Repayments of long-term debt	(67,468)	(40,515)
Proceeds from exercise of stock options	—	24
Dividends paid to common stockholders	(27,806)	(27,559)
Net cash used in financing activities of continuing operations	(32,580)	(41,600)
Cash flows of discontinued operations:
Operating cash flows, net used in	(10)	(958)
Net increase in cash	25,421	36,145
Cash, beginning of period	3,805	5,083
Cash, end of period	$29,226	$41,228

FairPoint Communications, Inc.

Non – GAAP Financial Measure Reconciliation

For the Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended	Three Months Ended
	06/30/07	06/30/06
	(Dollars in thousands)

Net cash provided by operating activities from continuing operations	$13,210	$26,336
Adjustments:
Depreciation and amortization	(12,342)	(13,352)
Stock-based Compensation, net of forfeitures Other non-cash items	31,760	8,022
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(1,849)	(5,932)
Income from continuing operations	30,779	15,074
Adjustments:
Interest expense	9,976	9,792
Provision for income taxes	14,205	9,645
Depreciation and amortization	12,342	13,352
EBITDA	67,302	47,863
Adjustments:
Net gain on sale of investments and other assets	(45,111)	(14,277)
Equity in net earnings of investees	(1,994)	(3,079)
Distributions from investments	190	2,310
Non-cash stock based compensation	1,183	670
Merger transaction and transition expenses	8,348	—
Other non-cash item	—	(319)
Deferred patronage dividends	(14)	(15)
Adjusted EBITDA	$29,904	$33,153

	Six Months Ended	Six Months Ended
	06/30/07	06/30/06

Net cash provided by operating activities from continuing operations	$24,342	$47,252
Adjustments:
Depreciation and amortization	(25,249)	(26,987)
Stock-based Compensation, net of forfeitures Other non-cash items	33,218	7,224
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(1,565)	(6,695)
Income from continuing operations	30,746	20,794
Adjustments:
Interest expense	20,008	19,545
Provision for income taxes	14,602	13,297
Depreciation and amortization	25,249	26,987
EBITDA	90,605	80,623
Adjustments:
Net gain on sale of investments and other assets	(45,353)	(14,225)
Equity in net earnings of investees	(4,569)	(6,365)
Distributions from investments	2,610	5,740
Non-cash stock based compensation	2,041	1,284
Merger transaction and transition expenses	15,992	—
Other non-cash item	—	(637)
Deferred patronage dividends	(28)	26
Adjusted EBITDA	$61,298	$66,446
Plus (minus):
Scheduled principal payments	(338)	(321)
Cash interest expense (adjusted for amortization and swap interest)	(19,352)	(18,720)
Capital expenditures and other	(14,652)	(18,632)
Investments	—	(112)
Cash received on account of non-cash income excluded from Adjusted EBITDA	—	2,000
Gain on sale of investment/assets	148	14,439
Cash income taxes	(847)	(1,124)
Cash Available for Dividends	$26,257	$43,976

“EBITDA” means net income before income from discontinued operations, interest expense, income taxes, and depreciation and amortization.

“Adjusted EBITDA” is defined in FairPoint’s credit facility as (i) the sum of Consolidated Net Income (which is defined in FairPoint’s credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income:  provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, certain one-time charges recorded as operating expenses related to the transactions contemplated by the Company’s Merger Agreement with Verizon Communications Inc. and certain other non-cash items, each as defined, minus (ii) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income.

“Cash Available for Dividends”  means Adjusted EBITDA, minus (i) cash interest expense (adjusted for amortization and swap interest), (ii) scheduled principal payments on indebtedness, (iii) capital expenditures, (iv) investments, (v) cash income taxes, and (vi) non-cash items excluded from Adjusted EBITDA and paid in cash, plus (i) the cash amount of any extraordinary gains and gains realized on asset sales other than in the ordinary course of business, and (ii) cash received on account of non-cash gains or non-cash income excluded from Adjusted EBITDA.

FairPoint Communications, Inc.

Sequential Financial Information for the Quarters ending June 30, March 31, 2007, December 31, September 30, and June 30, 2006

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
Consolidated Results:
Revenues (1):
Local calling services	$17,532	$17,504	$17,784	$16,586	$16,823
USF - high cost loop support	4,445	4,616	5,380	5,116	4,731
Interstate access revenue	18,134	18,404	18,774	19,402	16,591
Intrastate access revenue	9,606	9,725	9,328	10,545	8,672
Long distance services	7,542	7,121	6,155	6,694	5,734
Data and internet services	8,225	7,832	7,520	7,106	6,882
Other services	4,413	4,470	5,441	5,251	4,763
Total revenues	69,897	69,672	70,382	70,700	64,196
Operating expenses	63,948	62,171	56,631	53,201	49,627
Income from operations	5,949	7,501	13,751	17,499	14,569
Other income (expense)	39,036	(7,137)	(7,113)	(7,853)	10,151
Earnings from continuing operations before income taxes	44,985	364	6,638	9,646	24,720
Income taxes	(14,205)	(397)	(2,893)	(3,668)	(9,645)
Minority interest in income of subsidiaries	(1)	—	—	(1)	(1)
Income from discontinued operations	—	—	574	—	—
Net income (loss)	$30,779	$(33)	$4,319	$5,977	$15,074

Cash Available for Dividends:
Adjusted EBITDA	$29,904	$31,394	$33,271	$33,448	$33,153
Plus (minus):
Scheduled principal payments	(170)	(168)	(166)	(164)	(162)
Cash interest expense (adjusted for amortization and swap interest)	(9,705)	(9,647)	(9,780)	(9,594)	(9,411)
Capital expenditures and other	(7,759)	(6,893)	(6,412)	(8,100)	(12,688)
Investments	—	—	—	—	(112)
Cash received on account of non-cash income excluded from Adjusted EBITDA	—	—	1,000	1,000	1,000
Gain on sale of investment/assets	75	73	350	59	14,264
Cash income taxes	(263)	(584)	(85)	(1,160)	(504)
Cash Available for Dividends	$12,082	$14,175	$18,178	$15,489	$25,540

Cumulative Cash Available for Dividends: (2)
Beginning Balance	$45,504	$45,246	-40,964	-39,331	$27,616
Add:
Cash Available for Dividends generated during the quarter	12,082	14,175	18,178	15,489	25,540
Less:
Dividends declared and/or paid after July 30, 2005	(13,949)	(13,917)	(13,896)	(13,856)	(13,825)
Cumulative Cash Available for Dividends	$43,637	$45,504	$45,246	$40,964	$39,331

Other information:
Gross property, plant and equipment	$856,999	$837,221	$829,234	$815,543	$775,322
Capital expenditures	15,832	7,743	6,354	8,100	11,592
Interest expense (adjusted for amortization and swap interest)	(9,705)	(9,647)	(9,780)	(9,594)	(9,411)
Access line equivalents (3)	312,494	310,180	311,150	308,858	293,603
Residential access lines	190,417	191,571	194,119	194,002	186,316
Business access lines	56,945	56,795	57,587	57,761	55,860
High Speed Data subscribers	65,132	61,814	59,444	57,095	51,427

DSL subscribers	59,880	56,851	54,752	52,655	47,313
Other HSD subscribers (Wireless and Cable modems)	5,252	4,963	4,692	4,440	4,114

(1) During the second quarter of 2007, the Company re-categorized certain revenues to more accurately reflect the nature of those revenues.  Total revenues did not change as a result of this re-categorization.  Revenue categories for prior quarters have been re-categorized to present on a comparable basis.

(2) Cumulative Cash Available for Dividends means the amount of Cash Available for Dividends generated beginning on April 1, 2005, minus the aggregate amount of dividends paid after July 30, 2005, minus the aggregate amount of investments made after April 1, 2005 using such cash, plus the aggregate amount of distributions received from such investments (not to exceed the amount originally invested).

(3) In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies.  Historically, these access lines have not been included in the Company’s access line and subscriber counts.